Peter Berkman Peter Berkman Attorney PLLC 18865 SR 54 #110 Lutz, FL 33558 Phone: 813.600.2971 Mobile: 813.447.7737 Facsimile: 800.413.0890 peter@peterberkmanlaw.com www.peterberkmanlaw.com

June 16, 2017

Doyen Elements, Inc.

20511 Abbey Drive

Frankfort, IL 60423

Re: Doyen Elements, Inc.

Offering Statement on Form 1-A/A

SEC File No. 024-10494

On June 9, 2017, Doyen Elements Inc. filed a Reg A Offering Statement on Form 1-A without a signature page. The mistake was pointed out to me, today, and we are refiling the entire Offering Statement on Form 1-A/A to include the signature page.

Very truly yours,

PETER BERKMAN, Attorney-at-Law, PLLC

By:
PETER BERKMAN, ESQ.
Florida Bar No. 110330